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                                                                EXHIBIT 2.6

                     ASSIGNMENT AND ASSUMPTION AGREEMENT

        WESTPOINT STEVENS INC., a Delaware corporation (the "Assignor"), for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby sells, assigns, transfers, conveys and delivers to ALAMAC KNIT FABRICS, INC., a Delaware corporation and an indirect wholly-owned subsidiary of Assignor (the "Assignee"), all its right, title and interest, powers, remedies, benefits, options and privileges in, to and under, at law or in equity, the agreements listed on the attached schedule (the "Contracts"). Nothing in this Assignment and Assumption Agreement shall be construed to be a modification of, or limitation on, any provision of the Agreement, including the representations, warranties, covenants and indemnities set forth therein.

        The Assignee hereby undertakes to pay, perform or discharge when due, the duties, liabilities and obligations of the Assignor under the Contracts assigned hereunder and no other; provided, however, that the Assignee does not hereby assume any liability for any breach or any non-performance by Assignor occurring under any Contract prior to the date hereof, or under or in connection with or arising out of Assignor's actions, or failures to act, prior to the date hereof.

        To the extent Assignee fails to perform any of its obligations under the Contracts and, as a result thereof, any amounts are assessed against, or paid by, Assignor, Assignee hereby agrees to reimburse, indemnify and hold harmless Assignor.

        This Assignment and Assumption Agreement shall be governed by and construed in accordance with the substantive laws (but not the laws governing conflicts of law) of the State of North Carolina.


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        This Assignment and Assumption Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be executed this 27 day of August, 1997.


                                    WESTPOINT STEVENS INC.


                                    By: /s/ Nelson Griffith
                                       --------------------------------------
                                       Name:  J. Nelson Griffith
                                       Title: Controller-Corporate Accounting


                                    ALAMAC KNIT FABRICS, INC.


                                    By: /s/ M. Clayton Humphries, Jr.
                                       --------------------------------------
                                       Name:  M. Clayton Humphries, Jr.
                                       Title: Vice President & Assistant
                                                Secretary


ACCEPTED AND AGREED TO:

DYERSBURG CORPORATION


By: /s/ T. Eugene McBride
   ------------------------------
   Name:  T. Eugene McBride
   Title: Chief Executive Officer



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                                  CONTRACTS





        1. Textile Waste Purchase Agreement listed on Schedule 4.6(a) to the Stock Purchase Agreement, dated July 15, 1997, among Dyersburg Corporation, Alamac Sub Holdings Inc., AIH Inc. and Assignor (the "Stock Purchase Agreement").

        2. Computer equipment leases listed on Schedule 4.6(a) to the Stock Purchase Agreement:

        (a)  RAMAC Subsystem
        (b)  Additional DASD
        (c)  CPU-IBM Model 2003-106

        3.   Equipment leases listed on Schedule 4.6(a) to the Stock Purchase
Agreement:

        (a)  Hyster R30F (Schedule Nos. 12, 35 and 82)
        (b)  Hyster R30FA
        (c)  Hyster N30AH (Schedule Nos. 24 and 25)
        (d)  Hyster E30XM (Schedule Nos. 75 and 77)
        (e)  Hyster E50XM
        (f)  Hyster E45XM (Schedule Nos. 65, 65 and 65)
        (g)  Caterpillar EC15 (Schedule Nos. 3 and 4)

        4. Material contracts listed on Schedule 4.12(b) to the Stock Purchase Agreement, as numbers 1 through 27, 30(b) referring to the Lumberton warehouse lease and 30(d) referring to Cotton purchase agreements for future delivery to Clinton Plant.

        5. Other contracts or agreements of an immaterial nature (individually or in the aggregate) entered into by Assignor in the ordinary course of business for the benefit of Assignee.